Exhibit 99.1

June 6, 2005 Execution Version

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Promotion and Cooperation Agreement

Parties

This Promotion and Cooperation Agreement (the “Agreement”) is effective June 6, 2005, (the “Effective Date”) by and between Primus Pharmaceuticals, Inc., with offices at 4725 N Scottsdale Rd, Suite 200 Scottsdale, AZ 85251 (“Primus”) and CollaGenex Pharmaceuticals, Inc. with offices at 41 University Drive, Newtown, Pennsylvania 18940 (“CollaGenex”).

Recitals

WHEREAS, Primus is engaged in the manufacture, promotion and sale of Novacort™ 2% hydrocortisone acetate and 1% pramoxine HCl) and Alcortin™ (1% iodoquinol and 2% hydrocortisone) (the “Products”), which are used to treat certain dermatological indications; and

WHEREAS, CollaGenex has a direct sales force which specializes in the sale of pharmaceuticals used to treat dermatological indications and who directly call on dermatologists (the “Dermatologist Direct Sales Force”); and

WHEREAS, Primus wishes to expand sales by promoting the Products to dermatologists and CollaGenex is willing and able to so.

Primus and CollaGenex (each a “Party”) Agree As Follows:

1. Promotion Services.

(a)	Territory. During the term of this Agreement, Primus grants to CollaGenex the right to promote the Products to dermatologists, physician’s assistants who can write prescriptions and work in dermatologists’ offices, nurse practitioners who can write prescriptions and work in dermatologists’ offices and Doctors of Osteopathy who are characterized as having a prevailing dermatology specialization, within the United States. The United States shall include the 50 states and the District of Columbia (the “Territory”). The Territory may be expanded at any time by mutual agreement to include the territories, possessions and commonwealths of the United States.

(b)	Review of Prescriber Data. The determination of which prescribers are within the Territory shall initially be based on how a practitioner is characterized in a

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industry standard commercially available data base approved by the Steering Committee (as defined below). When CollaGenex has generated actual call data, it shall share such data with the Steering Committee, and the Steering Committee will identify any prescribers on whom CollaGenex has called, but who are not characterized in the data base approved by the Steering Committee as having a dermatology specialization. For each such prescriber the Steering Committee shall determine either:

(i)	that such prescriber is not properly part of the Territory, in which case CollaGenex shall not receive credit for any future prescriptions written by such prescriber, or

(ii)	that such prescriber is properly part of the Territory, in which case CollaGenex shall receive credit for all future prescriptions written by such prescriber.

(c)	Guiding Principles. In making such determinations the Steering Committee shall be guided by the following principles:

(i)	The prevailing nature of the prescriber’s practice shall be dermatology;

(ii)	Primus is not liable to compensate any third party in connection with prescriptions written by the prescriber.

(d)	Non-Compete; Non-solicitation. Each Party agrees that, in consideration for receiving and acquiring the limited right to use market and other proprietary information of the other Party, it will not, for the term of this Agreement and for a period of [**] thereafter, market or sell any product which, in the case of Primus, is an oral systemic therapy for dermatological conditions containing chemically modified tetracyclines, and in the case of CollaGenex is a topical steroid or topical anaesthetic that is a direct competitor to Novacort, or a topical antifungal or topical antifungal steroid combination that is a direct competitor to Alcortin. Furthermore, unless the soliciting party can demonstrate contact with such employee prior to their employment by the other party, during the term of this Agreement and for a period of one year thereafter, neither Party shall solicit the employment of any employee of the other Party that is at such time working for the other Party.

(e)	Subcontractors. CollaGenex shall have the right to appoint agents or co-promoters, at its own cost, to promote the Products or to satisfy its obligations under this Agreement, with the prior written consent of Primus, which shall not be unreasonably withheld.

(f)

Trademarks. Primus grants CollaGenex the right to use trademarks and trade names belonging to Primus which relate to the Products for the purpose of promoting the Products according to the guidelines agreed by the Steering

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Committee (as defined below). CollaGenex shall not alter, modify or otherwise change the Trademarks. Primus further agrees that CollaGenex may use its own name and logo in connection with such trademarks, provided that the manner of such use has first been approved by the Steering Committee. Nothing in this limited grant of rights shall imply that either Party acquires, nor will it acquire any further rights whatever in or to the trademarks or trade names of the other Party.

2. Steering Committee.

(a)	Committee Responsibilities. Various roles and decisions under this Agreement shall be assigned to a joint committee (the “Steering Committee”) for the purpose of giving each Party equal voice in decisions relating to the marketing of the Products, ensuring open communication between the parties and optimizing sales of the Products.

(b)	Make Up of Steering Committee. The Steering Committee will be formed by two voting representatives of each Party. The co-chairs of the Steering Committee may request the input or attendance of others at Steering Committee meetings, but such invitees shall not have a vote on any matter before the Committee. The co-chairs of the Steering Committee shall be each Party’s head of marketing.

(c)	Process of the Steering Committee. The Steering Committee will meet as often as necessary and no less often than once in each quarter, within the ten day period beginning 50 days of the end of each calendar quarter (or at whatever time necessary to ensure timely approval of CollaGenex’s invoices), in order to review each of the matters referred to it under this Agreement (all of which are listed on Exhibit A, for ease of reference, and in order to provide an example of the agenda items that the Steering Committee will address). At least two meetings each year shall be attended in person, one at the premises of each Party. Each party shall pay their own costs for attending each meeting.

(d)	Coordination with Plan of Action Meetings. Notwithstanding the calendaring guidelines set out in the preceding paragraph, the Steering Committee will use its best efforts to coordinate its meetings and the execution of its plans with the CollaGenex Plan of Action (POA) schedule, and to that end may reschedule meetings outside the calendaring guidelines or schedule additional meetings, in order to ensure that marketing plans are timely defined, timely completed and timely communicated.

(e)

Decisions of the Steering Committee. Decisions of the Steering Committee shall be taken by unanimous vote, and shall be reflected in written minutes of each meeting. Such minutes shall be circulated to the co-chairs after each meeting, for amendment and approval as appropriate. Any decision on which the Parties are not able to agree shall not be taken. If not taking such a decision inhibits either

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Party from performing its obligations under this Agreement, the Parties shall be free to consider the matter in issue to be a dispute, and to resolve it through the escalation procedure described in article 13 below.

(f)	Basis for Steering Committee Decisions. All Steering Committee decisions shall be based on ROI analysis using all such data and market research as the Committee determines necessary and advisable to request. Where such data is already provided to the Parties by IMS, Verispan or an industry standard commercially available data base approved by the Steering Committee, the Steering Committee shall base its decisions on the average of such data points. All decisions will be driven by the desire to leverage marketing and sample expenditures in an optimal way, and to allocate resources to programs that optimize long term sales volume, sales force efficiency and profitability of the Products and marketing initiatives.

(g)	Right to Audit. Either Party my request that it have the opportunity to audit any information presented by the other Party to the Steering Committee, and the Steering Committee shall arrange a mutually convenient time for such audit, which shall be within normal business hours, shall be at the audited Party’s place of business, shall not exceed three days in duration and shall be entirely at the auditing Party’s expense.

3. CollaGenex Obligations.

(a)	Sales Force. CollaGenex will, at its own expense, maintain, manage and compensate a Dermatologist Direct Sales Force sufficient at all times to achieve primary detail equivalents for the Products within the following frequency ranges, which shall assume that a secondary detail is equivalent to [**] primary details, and a tertiary detail is equivalent to [**] primary details:

1st Year (Eff Date – June 30, 06)	[**]
2nd Year (July 1, 06 – June 30, 07)	[**]
3rd Year (July 1, 07 – June 30, 08)	[**]

Each Quarterly Report (as defined below) will set out the details actually performed during that quarter.

(b)	Training. CollaGenex will ensure that all the Dermatologist Direct Sales Force are trained in the promotion and sale of the Products according to the guidelines agreed by the Steering Committee. Primus shall, at its own expense, cooperate with and contribute to such training. All other direct costs related to the training of the sales force shall be borne by CollaGenex.

(c)	Promotion. CollaGenex shall use all reasonable efforts to sell and to increase the sales of the Products in the Territory by detailing physicians, calling on

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pharmacies, and supporting managed care coverage. CollaGenex will promote the Products in a manner consistent with the indications authorized by Primus, all FDA requirements and the standards of professional conduct and diligence reasonably expected by physicians and by CollaGenex in the promotion of its own products. CollaGenex shall not sell the Products outside the Territory, nor to any other person that is selling or that intends to sell the Products outside the Territory.

(d)	Sales Force Automation. The Products will be included on the CollaGenex Sales Force Automation (SFA) system to facilitate physician profiling and targeting and sampling of the Products in a manner consistent with any guidelines agreed by the Steering Committee. Automated sales aids for the Products will also be created and placed on the representative’s laptop computers to facilitate promotional activity.

(e)	Forecasting. CollaGenex shall provide to the Steering Committee a rolling twelve month forecast of anticipated prescription demand and sample usage in the Territory. Such forecast shall be updated and submitted quarterly, together with CollaGenex’s Quarterly Report.

(f)	Sample Ordering. CollaGenex shall order samples according to the procedure and with the lead times and payment terms set out on Exhibit B, and shall track its distribution of such samples according to the requirements of the PDMA. CollaGenex shall share with the Steering Committee all suggestions to lower the cost of samples.

(g)	Sales Targets. CollaGenex shall achieve at least the following combined levels of sales of the Products in the Territory, calculated with reference to prescriptions filled data available from industry standard and commercially available sources approved by the Steering Committee and assuming sales at Net Sales Price (as defined on Exhibit D), during the following time periods:

1st Year	$[**]
2nd Year	$[**]
3rd Year	$[**]

Thereafter, the Steering Committee shall set sales targets.

(h)	Incentive Program. CollaGenex will establish an incentive program that reflects the primary detail position of the Products in the First Year and the secondary detail position in the Second Year for the Products. The incentive compensation in the second and third years will be sufficient to ensure that the Products attain a reasonable level of sustained focus from the sales force. The incentive compensation in the third year will reflect any agreement of CollaGenex and Primus with respect to the detail position for the Products during such year. CollaGenex will share with the Steering Committee, those aspects of its incentive plan that relate to the promotion of the Products.

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(i)	Reports. Within 50 days of the end of each calendar quarter, CollaGenex shall submit to Primus and the Steering Committee a report referencing all the items listed on Exhibit C (the “Quarterly Report”).

(j)	Professional Affairs. CollaGenex will be responsible for collecting information pertaining to all product inquiries as required by the appropriate Code of Federal Regulations. All such information, together with AE reports and other product information collected by CollaGenex, will be made available to Primus within 72 hours of receipt by CollaGenex, or at such earlier time as may be appropriate under applicable regulations.

(k)	Insurance CollaGenex shall at all times maintain product liability insurance covering the Products and naming Primus as an additional insured, in an amount not less than $5 million aggregate and per occurrence.

(l)	Customer Service. CollaGenex shall field and refer to Primus any Product questions and Product issues that arise from the marketplace, and cannot be adequately and promptly answered. It shall instruct customers that such questions and issues should be referred to Primus.

(m)	Access. CollaGenex shall grant to Primus such reasonable access to its sales events and sales personnel as Primus shall request, including the right to participate in sales events related to the Products and to ride along with representatives promoting the Products.

4. Primus Obligations

(a)	Purchase of the Products. Primus will have the Products contract-manufactured, and purchase them for a price (“COGS”) which shall be made known to CollaGenex. Primus shall use its reasonable efforts to reduce the COGS on an ongoing basis.

(b)	Quality Control. Primus shall ensure that it, or its contract manufacturer, maintains all necessary quality controls, and that the Products are manufactured in accordance with GMP.

(c)	Distribution. Primus shall be responsible for ensuring that the Products are timely distributed to wholesalers and that sufficient inventories of the Products are maintained at all points in the supply chain to the wholesale level, to ensure that the Products are readily available for delivery to customers at all times.

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(d)	Recalls. Primus shall be solely responsible for managing Product returns and for taking all decisions and actions relating to the recall or proposed recall of any of the Products. All third party or out of pocket costs of recall will be borne by Primus. CollaGenex will assist in any recall activities and Primus shall reimburse such reasonable out of pocket expenses as it incurs in doing so.

(e)	Relations with Payors. Primus shall be primarily responsible, with support and cooperation from CollaGenex, for negotiating agreements with providers, managed care organizations, payors, wholesalers, group purchasing organizations, and the like, regarding the Products.

(f)	Samples All samples shall be [**] supplied to CollaGenex [**]% in accordance with the procedure outlined in Exhibit C. Primus will continually work to decrease the overall cost of samples. The Steering Committee will define a sample plan to determine allocations of samples and to minimize cost of samples. Primus will be responsible for submitting sample forecasts to their manufacturer and assuring that samples are available to support the sample plan determined by the Steering Committee. The combined sample costs shall not exceed:

1st Year	$[**]
2nd Year	$[**]
3rd Year	$[**]

(g)	Promotional Materials. Primus shall provide reasonable quantities of all necessary and available promotional materials, including electronic PDF files, that may be reasonably requested by CollaGenex in connection with the training of CollaGenex’s Dermatologist Direct Sales Force and its promotion of the Products in the manner approved by the Steering Committee. Primus shall own all right, title and interest in and to such promotional materials, but CollaGenex has the right to use the promotional materials for promotion and detailing of the Products. Use of any new promotional materials, or any change or development to any promotional materials, requires the approval of the Steering Committee.

(h)	Booking of Sales. Primus shall book all sales of the Products, and shall be solely responsible for handling all aspects of order processing, invoicing and collection of all receivables.

(i)	Customer Service. Primus shall be responsible for all customer service support, including handling medical queries, responding to Product complaints, processing all product returns and performing other functions that CollaGenex is unable to handle promptly itself, which are consistent with customary practice for prescription pharmaceuticals. CollaGenex shall refer all requests for such support to Primus within the time frames outlined above.

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(j)	Regulatory Compliance. Primus shall be responsible for all communicating with any governmental agencies and for satisfying their regulatory requirements relating to the promotion and sale of the Products in the Territory, provided, however, that CollaGenex shall promptly inform Primus of any adverse or other event that might be reportable, as soon as it may become aware of the same.

(k)	Defense of Intellectual Property. Primus will, to the extent it is authorized or permitted by its licensors, vigorously assert and defend the patents relating to the Products, and will take all reasonable measures, taking into account the cost and potential commercial benefit of such actions at its sole discretion, to seek to enjoin the entry into the market of any generic product that might infringe such patents.

(l)	Insurance Primus shall at all times maintain product liability insurance covering the Products and naming CollaGenex as an additional insured, in an amount not less than $5 million aggregate and per occurrence.

(m)	Reports. Within 50 days of the end of each calendar quarter, Primus shall submit to CollaGenex and the Steering Committee a report referencing its marketing expenses, its COGS and its pro forma calculation of Gross Profit (as defined below) for such quarter.

5. Marketing

(a)	Steering Committee. The Steering Committee shall have responsibility for setting and approving the marketing strategy, as well as individual marketing programs and budgets relating to the Products prior to implementation, and for monitoring the same on an ongoing basis.

(b)	Marketing Budget. The budget for marketing expenses shall not exceed the following for the following time periods:

Effective Date – June 30, 2006	$[**]
July 1, 2006 – June 30, 2007	$[**]
July 1, 2007 – June 30, 2008	$[**]

(c)	Allocation of Marketing Expenses. All Product specific incremental Marketing Expenses (excluding samples, field sales expenses and any other matters specifically made the financial responsibility of one Party or the other under this Agreement) shall be paid for [**]% by Primus and [**]% by CollaGenex. Preexisting expenses of either Party that are not specific to the generation of prescriptions for the Products, such as expenses related to the acquisition of non-Product specific market data from IMS, Verispan or an industry standard commercially available data base approved by the Steering Committee, shall not be considered to be allocable marketing expenses.

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(d)	Manner of Payment of Marketing Expenses. Each Party shall inform the Steering Committee quarterly of the marketing expenses it has incurred during the preceding quarter, and the Steering Committee shall calculate an appropriate adjustment to be applied to the next payment of Regular Consideration to the extent necessary to effect the [**] split referenced above.

6. Compliance with Laws. Each Party shall in all material respects conform its practices and procedures relating to the marketing, detailing and promotion of The Products in the Territory to all applicable laws, regulations and guidelines, including the Food, Drug and Cosmetic Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the Generic Drug Enforcement Act of 1992 and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), as the same may be amended from time to time. Each of Primus and CollaGenex shall promptly notify the other party of and provide such Party with a copy of any material adverse correspondence or other reports with respect to the promotion of the Products that is received from the marketplace, or from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), or from the AMA relating to such laws, regulations and guidelines.

7. Term of Agreement

(a)	Initial Term. This Agreement shall become effective on the Effective Date and unless otherwise terminated or renewed pursuant to its terms, shall have an initial term until June 30, 2008 (the “Initial Term”).

(b)	Extension Term. After the Initial Term, this Agreement shall renew automatically for successive additional terms of one year each (each an “Extension Term”), provided that

(i)	CollaGenex has achieved the sales targets for each of the periods in the Initial Term or preceding Extension Term (as applicable), and

(ii)	the Steering Committee has agreed sales and other key targets for each of the periods in the succeeding Extension Term. Notwithstanding any implication to the contrary, the inability of the Steering Committee to agree sales targets for any such period shall not constitute a dispute for purposes of invoking the dispute resolution procedure provided in Article 13.

8. Termination.

(a)	Automatic Termination. This Agreement shall automatically terminate upon notice of one Party to the other if:

(i)	either Party enters proceedings in bankruptcy, voluntarily or involuntarily, or becomes unable, in the ordinary course of business, to pay its obligations in a timely manner;

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(ii)	Primus ceases to manufacture, or have manufactured, the Products;

(iii)	either Party materially changes the scope and nature of its business;

(iv)	the Parties are unable to agree key targets for an Extension Term prior to the expiration of the Initial Term or a preceding Extension Term (as applicable);

(v)	there is an event of Force Majeure that has persisted for more than 180 days notwithstanding the good faith efforts of the Parties to rearrange their relationship in light of such event on an expedited basis.

(b)	Termination by Primus. Primus may terminate this Agreement:

(i)	upon 180 days notice to CollaGenex if CollaGenex does not achieve the sales target in the 1st Year referenced in paragraph 3(f), and the notice is sent on or before September 30, 2006

(ii)	upon 180 days notice to CollaGenex if CollaGenex does not achieve the sales target in the 2nd Year referenced in paragraph 3(f), and the notice is sent on or before September 30, 2007

(iii)	after June 30, 2006, upon 90 days notice to CollaGenex if CollaGenex is in breach of any other material obligation under this Agreement, and such breach is not cured within such 90 day period;

(iv)	upon 30 days notice to CollaGenex if CollaGenex is in breach of its obligation to pay in full for samples delivered by Primus by the due date, and such breach is not cured within such 30 day period, provided, however, that the right to cure shall exist on the first occasion only.

(c)	Termination by CollaGenex. CollaGenex may terminate this Agreement upon 90 days notice to Primus if:

(i)	Primus is unable consistently to provide samples in the amounts contemplated by the marketing plan approved by the Steering Committee, provided that CollaGenex has at all times followed the forecasting and ordering procedures provided in this Agreement;

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(ii)	after June 30, 2006, Primus is in breach of any other material obligation under this Agreement, and such breach is not cured within such 90 day period; or

(iii)	In the event that a generic or branded generic version (as defined by a syndicated drug data service such as First Data Bank) of either of the Products enters the market.

(d)	Termination by either Party. Either Party may terminate this Agreement

(i)	Upon 60 days notice to the other in the event that a dispute subject to escalation under Article 13 has not been resolved after mediation; or

(ii)	Upon as much notice as practicable in the event that a change in FDA regulation relating to the Products makes the continuation of this Agreement not commercially viable for either Party

(iii)	Upon 30 days notice to the other in the event that it has received notice from the other party of a contemplated assignment under paragraph 21(b)

(iv)	Upon 30 days notice to the other in the event that it has received notice from the other party of a sale of any of the assets necessary to the running of the business to which this Agreement relates under paragraph 21(c)

(v)	Upon 90 days notice to the other if the parties are unable to agree on Target Sales, Target Details and a marketing and sample budget for the 3rd Year by the beginning of the 3rd Year.

(e)	Consequences of Termination. Upon termination of this Agreement for any reason,

(i)	all outstanding financial issues (payment of Regular Consideration, payment for samples used but not paid for, repurchase of samples paid for but not used, reconciliation of marketing expenses contribution, etc.) shall be calculated and agreed and the owing company shall pay the owed company in full within 30 days;

(ii)	each Party will discontinue any and all use of the other’s trademarks;

(iii)	CollaGenex will not purchase any samples during the period when a notice of termination is pending. Upon termination, CollaGenex shall promptly return and Primus will repurchase any unused samples, with payment for such samples being due within 30 days for up to 60 days forecast purchases of samples, and within 30 days of actual use by Primus of any additional samples;

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(iv)	each Party will return to the other or destroy any confidential information of the other acquired during the term of this Agreement

9. Consideration to CollaGenex.

(a)	Gross Profit. For the purpose of this Article, “Gross Profit” shall mean all revenues (prescriptions, both retail pharmacy filled and retail mail order filled x WAC) generated during the term of this Agreement from sales of the Products in the Territory, less customary chargebacks, wholesaler fees, rebates, returns and allowances, less costs incurred in logistics and physical distribution of the Products from the manufacturer to the wholesaler, less COGS, as illustrated on Exhibit D, provided, however, that during the 1st Year, a combined amount of [**] prescriptions (allocated between the Products in proportion to their relative sales in the Territory in the quarter) shall be deducted from the aggregate prescriptions in each quarter, before calculating Gross Profit for such quarter.

(b)	Calculation of Consideration. As consideration for the services to be provided under this Agreement (“Regular Consideration”), Primus shall pay CollaGenex a fee equal to [**]% of Gross Profit, calculated each calendar quarter using the formula illustrated on Exhibit D, and prescription data available from the industry standard and commercially available source or sources agreed by the Steering Committee.

(c)	Trailing Consideration. Provided that CollaGenex has promoted the products beyond June30th, 2006 and has achieved Minimum Sales, Primus shall, after the termination of this Agreement for any reason other than a material breach of this Agreement by CollaGenex, pay to CollaGenex a trailing consideration (“Trailing Consideration”) in an amount equal to [**]% of the aggregated Gross Profit generated from sales of the Products [**]. One quarter of such amount (the “Quarterly Payout”) shall be paid to CollaGenex within 30 days of the end of each of the succeeding four quarters, beginning with the calendar quarter in which the date of actual termination falls. If this Agreement is terminated before 30 June, 2006 for any reason, no Trailing Consideration shall be payable.

(d)	Adjustments to Trailing Consideration Calculations. In the event that [**] either of the Products is in the market at a time when a Quarterly Payout is due, such Quarterly Payout shall be adjusted by applying the formula

[**]

Where

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AQPn is the Quarterly Payout as adjusted for quarter n

QP is the Quarterly Payout

x	is the aggregate sales, in grams, [**] in the calendar quarter immediately preceding the date of calculation; and
y	is the aggregate sales, in grams, of the Product [**] in that quarter.

Applications of this formula to adjust Quarterly Payouts of Trailing Consideration are described in Exhibit E.

(e)	Timing of Consideration payments. Regular Consideration for each calendar quarter will be paid within 15 days of receipt by Primus of the Quarterly Report for such quarter, which will include a pro forma invoice from CollaGenex in the amount CollaGenex calculates to be payable based on full IMS prescription data for such quarter. The invoice will be approved for payment (or modified if necessary) by the Steering Committee. Trailing Consideration will be paid within 45 days of the end of each of four consecutive calendar quarters, beginning with the calendar quarter in which the date of actual termination falls.

(f)	Disputes. Any dispute regarding the calculation of Consideration shall be resolved according to the dispute resolution provided in article 13.

10. Primus Representations and Warranties

(a)	Regulatory Compliance. Primus warrants that it has not received any indication from the FDA or other regulatory agency that the Products (including their packaging and labeling) do not comply with applicable regulatory requirements. CollaGenex specifically acknowledges that Primus makes no representation or warranty as to the regulatory status or FDA acceptance of the Products, nor the compliance of the Products with any regulations that may be enacted after the Effective Date.

(b)	No Defects. Primus warrants that the Products (including packaging and labeling) meet the specifications set out on Exhibit F and are free from defects due to design and that each Product is identifiable to a particular batch number.

(c)	Shelf Life. Primus warrants that the Products when delivered to wholesalers will meet the requirements established by the different wholesalers.

(d)	Intellectual Property. Primus warrants that to the best of its knowledge the Products do not infringe the intellectual property rights of any third party, and that to its knowledge no claims exist alleging such infringement. Primus further warrants that to its knowledge no claims exist alleging the invalidity of the patents covering the Products.

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(e)	No Conflicts. Except as disclosed on Schedule 10(e), Primus warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

11. CollaGenex Representations and Warranties.

(a)	Compliance with Laws. CollaGenex represents and warrants that it will comply with all rules and regulations of every governmental authority having jurisdiction over the handling, storage, use or distribution of the Products, including samples.

(b)	No Conflicts. CollaGenex warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

12. Relationship of the Parties. In fulfilling its obligations under this Agreement, CollaGenex is acting as an independent contractor. Except as contemplated under this Agreement, it does not have the right to, and will not at any time hereafter without Primus’s prior written consent, transact any business in the name of Primus or obligate it in any manner, character or description. Absent its prior written consent, Primus shall not, under any circumstances, be liable for any agreement, contract, representation or warranty which CollaGenex has made or may enter into or make. CollaGenex shall indemnify and hold Primus harmless from the consequences of representations or warranties made by CollaGenex except as expressly authorized by Primus in writing. This Agreement does not establish or create a partnership or joint venture among the parties.

13. Dispute Resolution.

(a)	Steering Committee. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in the forum of the Steering Committee.

(b)	Executives. If the Steering Committee is unable to resolve any dispute, or if any dispute arises that is not related to the matters specifically delegated to the Steering Committee under this Agreement, it shall be referred to two senior executives, one of each Party, who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

(c)	Mediation. Any dispute that has not been resolved within sixty (60) days of being referred to mediation before a mediator that is mutually acceptable to the Parties, and such mediation shall be conducted as soon as practicable, but in no event after more than a further 60 days.

(d)

Arbitration. Any claim of either Party that arises out of a dispute that has not been resolved through mediation shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three (3) independent and impartial

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arbitrators. Each party shall appoint one arbitrator, and the two arbitrators will select a third. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16. The parties agree that limited discovery shall be allowed in accordance with the Federal Rules of Civil Procedure, Rule 26(a)(1) - (3) (as in effect on the date hereof), which disclosure shall be made within sixty (60) days of the initiation of arbitration. All issues regarding compliance with this mandatory disclosure shall be decided by the arbitrators pursuant to the Federal Rules of Civil Procedure, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

(e)	Choice of Law. The arbitrators shall determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure) that would be applied by a federal court sitting at the site of the arbitration. The place of arbitration shall be Chicago, Illinois.

14. Confidentiality. In the course of this Agreement, it is anticipated that each Party will learn of information that the other regards as confidential or proprietary, including, but not limited to, information relating to The Products, technical know-how, processes, customers, suppliers, pricing programs and strategies. Each will keep confidential this information and any other information which it may acquire with respect to the other’s business. This undertaking to keep information confidential will survive the termination of this Agreement.

15. Force Majeure. Neither Party shall be liable for failure or delay in fulfilling its obligations under this Agreement where such failure or delay is due, in whole or in part, to intervention of any governmental authority or acts of regulatory agencies, fires, earthquakes, acts of God or causes beyond its control. If an event of Force Majeure occurs, the affected Party shall promptly notify the other Party, and the Parties shall attempt, in good faith, to rearrange their relationship, including by amicable termination, so as to minimize the ill effects of the event on each other.

16. Notices. Wherever notice is required or permitted hereunder, it shall be by personal delivery, first class mail, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the party at its address and contact information listed below. Said address and contact information may be changed from time to time by similar written notice.

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If to CollaGenex:	If to Primus:
CollaGenex Pharmaceuticals Inc. 41 University Drive, Newtown PA 18940	Primus Pharmaceuticals Inc. 4725 N Scottsdale Rd, Suite 200 Scottsdale, AZ 85251

Attention: General Counsel Phone: 215 579 7388 Fax: 215 579 8577	Attention: Chief Executive Officer Phone: (480) -483 1410 Fax: (480) -483 2604

17. Indemnification.

(a)	Indemnity. Each Party shall indemnify, defend and hold harmless the other from any and all claims, liabilities and causes of action arising from or in any way connected with the Products or the sale or marketing of the Products in the Territory as a result of its negligence, its illegal or tortious conduct, or the breach of its agreements, obligations or warranties hereunder.

(b)	No Consequential Damages. Neither CollaGenex nor Primus shall be entitled to or liable for any indirect, special, contingent or consequential or punitive damages including, without limitation, damages for loss of use, revenue, profit or product, operating costs, financing and interest costs and business interruption, however the same may be caused, including, without limitation, the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of the other party, even if such party is advised of the possibility of such damages

18. Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Delaware.

19. Severability. The intention of the parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

20. Failure or Omission. No failure or omission by either party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms.

June 6, 2005 Execution Version

21. Successors, Assignment, and Divestiture

(a)	Successors. This Agreement is binding on the Parties and their successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates.

(b)	Assignment. In the event that either Party contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify the other Party, and the other Party will have 30 days in which either to consent to such assignment or to provide notice of its intention to terminate this Agreement pursuant to paragraph 8(d) (iii).

(c)	Divestiture. In the event that either Party contemplates the transfer or sale of the assets necessary to the conduct of the business to which this Agreement relates, it shall so notify the other Party, and the other Party will have 30 days in which either to consent to such transfer or sale or to provide notice of its intention to terminate this Agreement pursuant to paragraph 8 (d) (iv). If Primus at any time during the term of this Agreement considers divesting one or both of the Products, CollaGenex shall, during the 30 day notice period, have the right, to the exclusion of all others, to negotiate and enter into a definitive agreement for the acquisition of such Product or Products.

22. Complete Agreement. This Agreement, along with its exhibits, constitutes the entire agreement between the parties hereto, and cancels and supersedes any and all previous agreements between the parties with respect to the subject matter hereof. All modifications or amendments hereto must be in writing and signed by all parties. No renewal, termination or cancellation of this Agreement, or modification or waiver of any of the provisions herein contained, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon Primus unless it is made in writing, dated subsequently and signed on its behalf by an authorized officer or employee. A mere acknowledgement or acceptance of any order containing different terms or otherwise inconsistent with the terms of this Agreement shall not be deemed an acceptance or approval of such inconsistent provisions, and Primus hereby objects to all such different and/or additional terms.

23. Public Disclosures. Neither Party shall make any press release or other public disclosure describing the terms of this Agreement, or the relationship to which it refers, without first giving the other Party the opportunity to review and approve such disclosure. With respect to SEC disclosures, CollaGenex shall formulate, and get Primus approval for, a template description of the relationship, and will need to seek Primus approval for republishing such disclosure only if there are material changes to the template. Primus may at any time notify CollaGenex of the way in which it prefers Primus to be described in any such disclosure.

June 6, 2005 Execution Version

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

Primus Pharmaceuticals, Inc.		CollaGenex Pharmaceuticals, Inc.

By:	/s/ J. D. Weiss	By:	/s/ Colin Stewart
Title:	President/ CEO	Title:	President & CEO
Date:	6/6/05	Date:	6/6/05

June 6, 2005 Execution Version

EXHIBIT A

MATTERS WITHIN THE PURVIEW OF THE STEERING COMMITTEE

•	Review and Approval of previous meeting minutes

•	First line dispute resolution

•	Review of packaging, promotional labeling and other promotional materials, including use of trademarks

•	Review of quarterly reports including measurement of performance against plan by district and project

•	Setting Detail targets after second period

•	Setting Sales Targets after second period

•	Defining frequency and scope of sales force training

•	Setting Marketing strategy, including product claims, profiling and targeting decisions, etc. and defining and monitoring related plans and Budgets, both generally and project by project

•	Reviewing pro forma invoices for Regular Consideration, and adjusting Regular Consideration so as to allocate marketing expenses appropriately

•	Planning for and allocating product samples, and eliciting from the Parties whatever information may enable them to achieve efficiencies and reductions in the cost of Products

June 6, 2005 Execution Version

EXHIBIT B

SAMPLE INFORMATION AND ORDERING INSTRUCTIONS

Alcortin and Novacort Samples are manufactured using the same equipment and following the same general process and have the same lead times.

Batch Sizes:	[**]

Case Size:	Each case (shipper) has [**] samples.

Order Quantities:	POs should be issued in multiples of [**].

Lead Time:	[**] days, POs should be requested at least [**] days before expected delivery.

Delivery Options:	Can request delivery in [**] carton increments.

Delivery:	Shipments will be made from Landis, NC to a single location designated by CollaGenex. Delivery address must be included on the PO.

Price:	$[**] per carton. [**] as soon as they are completed.

Payment:	All payments relating to sample POs are exclusive and separate from the Regular Consideration. Payment is due [**].

Submission of POs:	Primus Pharmaceuticals, Inc
Attn: Cal Mitchell
4725 North Scottsdale Road
Suite 200
Scottsdale AZ 85251

Email: cmitchell@primusrx.com (email preferred) with fax to follow
Fax 239-498-0868

June 6, 2005 Execution Version

EXHIBIT C

MATTERS TO BE INCLUDED IN THE QUARTERLY REPORT

By CollaGenex

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	[**]

•	Such other items as the Steering Committee may reasonably request

By Primus:

•	[**]

•	[**]

•	[**]

•	Such other items as the Steering Committee may reasonably request

June 6, 2005 Execution Version

Exhibit D

EXAMPLE OF CALCULATION OF GROSS PROFIT

	Alcortin			Novacort
List WAC	$	[	**]	$	[	**]
Less
Off Invoice, Wholesaler fees, etc.	$	[	**]	$	[	**]
[**]% terms on net (1)	$	[	**]	$	[	**]
Est returns and uncollectables at [**]% (1)	$	[	**]	$	[	**]
Est rebates at [**]% (1)	$	[	**]	$	[	**]
Net Sales per Rx	$	[	**]	$	[	**]
COGS	$	[	**]	$	[	**]
Distribution Costs (2)	$	[	**]	$	[	**]
Gross Profit	$	[	**]	$	[	**]

CollaGenex Regular Consideration per RX	$	[	**]	$	[	**]
Primus Consideration per RX	$	[	**]	$	[	**]

(1)	Amount calculated on WAC less OI and wholesaler fees
(2)	Includes, as applicable, COD charges, charge-backs, insurance, tariffs/duties, service charges and taxes

June 6, 2005 Execution Version

EXHIBIT E - Examples of Adjustment to Trailing Consideration Calculations.

[To be provided.]

June 6, 2005 Execution Version

EXHIBIT F

[**]	Page: 24 of 26
Master Batching Document	Effective Date: 03-Dec-04
Bulk Product ID: B20152KE	Batch Size: [**] kg

Name: Anti-Inflammatory/Anti-Bacterial Gel

Description: Hydrocortisone 2% in combo with Iodoquinol 1% (w/w/)

Batch No.:                      Issued By/Date:                      Exp. Date:

PART 6: PRODUCT SPECIFICATIONS AND QUALITY LABORATORY TEST RESULTS

Parameter/Method	Equipment	Specification		Result	Data/Reference	Recorded: By/Date
PH [**]		[	**]
Viscosity [**]		[	**]
Specific Gravity [**]		[	**]
Appearance [**]		[	**]
Odor [**]		[	**]
Color [**]		[	**]
Assay, % hydrocortisone (w/w/) SOP		[	**]
Assay, % iodoquinol (w/w) SOP		[	**]
Assay, % benzyl alcohol (w/w) SOP		[	**]

Reviewed By:	Date:

Meets Specifications:	Yes	No	If no, attach investigation report.

Prepared By:	Functional Approval:	Reviewed By:

Initials/Date	Initials/Date	Initials/Date

June 6, 2005 Execution Version

EXHIBIT F

[**]	Page: 25 of 26
Master Batching Document	Effective Date: 03-Dec-04
Bulk Product ID: B2006BKC	Batch Size: [**] kg
Name: Anorectal Gel (Novacort)
Description: Hydrocortisone Acetate 2% (w/w) in combination with Pramoxine HCI 1% (w/w/)

Batch No.:                      Issued By/Date:                      Exp. Date:

PART 6: PRODUCT SPECIFICATIONS AND QUALITY LABORATORY TEST RESULTS

Parameter/Method	Equip. ID	Specification		Result	Data/Reference	Recorded: By/Date
[**]		[	**]
[**]		[	**]
[**]		[	**]

Parameter/Method	Equip. ID	Specification		Result	Data/Reference	Recorded: By/Date
[**]		[	**]
[**]		[	**]
[**]		[	**]
[**]		[	**]
[**]		[	**]

Reviewed By:	Date:

Meets Specifications:	Yes	No	If no, attach investigation report.

Prepared By:	Functional Approval:	Reviewed By:

Initials/Date	Initials/Date	Initials/Date

June 6, 2005 Execution Version

Schedule 10(e)

Primus is currently negotiating to transition responsibility for certain detailing and sales efforts from Teamm Pharmaceuticals to CollaGenex, and has fully disclosed the circumstances of that negotiation to CollaGenex.